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                                                                   Exhibit 10.30

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 13th day of December 2005 (the "Signing Date"), by and between CNA Surety Corporation, a Delaware corporation (the "Company"), and John F. Welch ("Executive");

                                   WITNESSETH:

     WHEREAS, the Company wishes to employ Executive as President and Chief Executive Officer of the Company; and Executive wishes to accept and agree to such employment under the terms and conditions set forth hereinbelow.

     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:

     1. EMPLOYMENT TERM. The Company and Executive agree that the Company shall employ Executive to perform the duties of President and Chief Executive Officer, for the period commencing on January 1, 2006 ("Effective Date") and ending on December 31, 2008, or such earlier date as of which Executive's employment is terminated in accordance with Section 6 hereof (said period the "Term"). The covenants set forth in Sections 7, 8, 9, 10, 11, 12, 13, and 14 shall survive the employment Term of this Agreement.

     2. DUTIES OF EXECUTIVE.

     (a) Executive shall perform the duties and responsibilities of President and Chief Executive Officer of the Company as defined and directed by its Board of Directors. As President and Chief Executive Officer of the Company, Executive shall have responsibility for the day-to-day operations of the Company and for development and implementation of the Company's business plans and strategies. Executive shall report to the Board of Directors. Executive shall serve in such other position or positions with the Company and its subsidiaries, commensurate with his position as President and Chief Executive Officer and experience, as the Board shall from time to time specify without additional compensation.

     (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of President and Chief Executive Officer of the



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     Company, as well as such other specific duties and responsibilities as the
Board shall assign or designate to Executive from time to time, not inconsistent with Executive's position as President and Chief Executive Officer. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the Board, accept other employment or render or perform other services, nor shall he have any ownership interest in any other business which is in direct or indirect competition with the business of the Company, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the judgment of the Board, such activities do not interfere with his performance of his duties and responsibilities hereunder.

     3. COMPENSATION.

     (a) During the Term the Company shall pay to Executive, for the period he is employed by the Company hereunder, an annual base salary of $435,000.00 (the "Base Compensation"). The Base Compensation shall be payable not less frequently than in monthly increments. At the discretion of the Board, such salary rate may be increased annually during the term of the Agreement, beginning in 2006, based on market considerations and Executive's performance and responsibilities. In no event shall Executive's salary rate be reduced to an amount that is less than the amount specified in this Section 3(a) without Executive's written consent, or to a Base Compensation amount that is less than the amount that he was previously receiving from the Company without Executive's written consent.

     (b) For each calendar year ending during the Employment Term, Executive may earn an annual bonus ("Bonus") based on achievement of target levels of performance during the calendar year. Each year, the Compensation Committee of the Board of Directors ("Committee") in its sole discretion shall determine the targets and the bonus percentage ("Bonus Target") for which Executive shall be eligible. Subject to the approval of the Committee, the Executive's Bonus Target during the Employment Term shall not be less than the rate of one hundred percent (100%) of his Base Compensation for each twelve month bonus period, with payment in the amount of between 0% and 200% of Executive's Bonus Target based upon the achievement of target levels of performance.


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     (c) During the Employment Term, Executive shall be eligible to participate in all of the Company's existing and future long-term incentive programs for key executives at a level commensurate with his position at the Company and consistent with the Company's then current policies and practices, as determined by the Committee. The Committee, in its sole discretion, shall determine target performance and other goals in relation to such programs. Subject to Committee approval, the Executive's long term incentive compensation award target shall be no less than fifty percent (50%) of each year's annual Base Compensation upon the achievement of such goals.

     (d) Subject to the approval of the Committee, Executive shall be eligible for an annual stock option grant with an estimated economic value equal to 50% of Base Compensation beginning with the 2006 performance year, during the term of Executive's employment under this Agreement, as determined by the Company. Executive's awards of shares hereunder shall be, subject to the terms and conditions of the Company's Stock Option Plan dated February 24, 1997, as amended from time to time.

     (e) For avoidance of doubt respecting awards to Executive under Section 3(b), 3(c) and 3(d) hereof, the Committee shall retain such discretion as may be provided under the Incentive Compensation Plan to satisfy Section 162(m) of the Internal Revenue Code of 1986 ("Code") or any successor provision as determined by the Company. The Company may defer the payment of all compensation in any form to which Executive is entitled hereunder or otherwise from the Company to enable it to comply with Section 162(m) of the Code or any successor provision with respect to deductibility of executive compensation. Subject to Section 162(m) of the Code and any other applicable laws or regulations as interpreted by the Company, deferred compensation may be credited to the Executive's CNA Surety Corporation 2005 Deferred Compensation Plan account and, if so credited, shall be subject to the terms thereof and the Company's plan in relation thereto.

     (f) All payments due under this Agreement shall be subject to withholding as required by law as determined by the Company.

     (g) To the extent that any of the payments to be made under this Agreement, including without limitation under Section 6 hereof, are governed by Section 409A of the Internal Revenue Code (the "Code") of 1986, as amended, the parties will work together in good faith to amend



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any provisions necessary for compliance in a manner that maintains the basic financial provisions of this Agreement.

     4. OTHER BENEFITS. During the period of his employment with the Company hereunder, Executive shall be entitled to continue to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to senior executives of the Company such as, but not by way of limitation or required inclusion, paid time off, medical benefits, dental benefits, life insurance, long-term disability insurance, both qualified and supplemental retirement or savings plans, and long-term incentive compensation plans, and to receive all fringe benefits as available to senior executives of the Company, including payment of up to $5,000 per year for financial planning advice and services. Executive's entitlement to participate in any and all such plans, programs or arrangements shall, in each case, be subject to the terms and conditions of the Company's policies with regard to such plans, programs or arrangements as adjusted by the Company from time to time in its sole discretion. In the event of termination of his employment, Executive's severance and benefits as referenced in this Paragraph 4 shall be determined solely in accordance with Section 6 hereof.

     5. EXPENSE REIMBURSEMENT. Executive shall continue to be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general travel and business reimbursement policies adopted by the Company as adjusted from time to time in the Company's sole discretion. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

     6. TERMINATION OF EMPLOYMENT. If Executive's employment with the Company shall terminate during the term of this Agreement, the following conditions set forth herein shall apply with respect to the Executive's compensation and benefits hereunder. Either party may terminate Executive's employment with the Company during the term of this Agreement by written notice to the other party, effective as of the date specified in such notice and Executive's employment shall automatically terminate in the event of Executive's death. Upon termination of Executive's employment during or at the end of the term of this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6. All payments to be



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made hereunder shall be made either to Executive or to his personal representatives, heirs or beneficiaries, as the case may be. In the event of Executive's termination during the term of this Agreement, unless otherwise specified in this Agreement Executive's rights, if any, under any of the Company's retirement, savings, benefit, pension, incentive or other plans of any nature shall be governed by their terms.

     6.1 DEATH AND DISABILITY. In the event of the death of Executive or, at the Company's election, in the event of his Permanent Disability (as defined below) during the term of this Agreement, provided it has not already terminated, Executive's employment shall terminate; provided, however, that:

     (a) The Company shall make payment to Executive or his personal representatives, heirs or beneficiaries as the case may be, as follows: within 30 days after such termination his (i) unpaid base salary and current year's target Bonus and long-term incentive compensation award prorated to the date of termination; (ii) any previous year's earned but not paid Bonus; and (iii) unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination which, pursuant to the terms of the applicable Company plan or program, accrued prior to the date of termination.

     (b) For purposes of this Agreement, the term "Permanent Disability" means a physical or mental condition of Executive which, as determined by the Board, in its sole discretion based on and consistent with available medical information, is expected to continue beyond 26 weeks and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder with reasonable accommodation compatible with the fulfillment of his duties as described in Section 2 hereinabove.

     6.2 TERMINATION FOR CAUSE BY THE COMPANY. In the event that Executive shall engage in any conduct which the Board in its sole discretion shall determine to be "CAUSE", as defined herein, he shall be subject to termination forthwith. For purposes of this Agreement, Cause shall mean engaging in or committing: (i) any act which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty;; (ii) a substantial breach of any material provision of this Agreement; (iii) willful or reckless material misconduct in the performance of the Executive's duties; or
(iv) the habitual neglect of duties; provided however, that, for purposes of clauses (iii) and (iv), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the



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Executive in good faith to have been in or not opposed to the interest of the
Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he was not legally entitled). If the Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.

     Upon terminating the Executive for Cause, other than paying the Executive within 30 days of such termination his: (i) unpaid base salary prorated to the date of termination; (ii) any previous year's earned but unpaid Bonus; and (iii) unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of the date of termination, the Company shall have no further obligations whatsoever to Executive under this Agreement. In the event of termination for Cause, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7, 8 and 10 through 13, subsequent to the termination date for such periods of time as provided for in said Sections respectively.

     6.3 TERMINATION BY THE COMPANY WITHOUT CAUSE OR FOR CONVENIENCE/ TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event Executive's employment is terminated by the Company "WITHOUT CAUSE" (as that term is defined hereinbelow), or "For Convenience" (as that term is defined hereinbelow) or in the event Executive terminates his employment for "GOOD REASON" (as that term is defined hereinbelow):

     (a) The Company shall pay to Executive severance consisting of an amount equal to the sum of the Executive's Base Compensation, Bonus at target and long-term incentive compensation award at target, prorated based on the total number of months from the date of termination through December 31, 2008; however, in no event shall the period of time for which such severance is calculated be less than 12 months. Other than as set forth in this subset (a) the Company shall have no further obligations under this Agreement in the event of such termination. The severance shall be paid in equal monthly installments following such termination. The Company shall also pay the Executive within 30 days of his termination: (i) any unpaid base salary and current year's target Bonus and long term incentive compensation award prorated to the date of termination; (ii) any previous year's earned but unpaid Bonus; and (iii) unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of the date of termination. Executive agrees to be bound by the covenants set forth in Sections 7 through 13 hereof prior to, as of and subsequent to the termination date for such periods of time as provided for in said Sections respectively. In addition, Executive shall continue to participate in such health benefit plans in which he was


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enrolled prior to termination throughout the term of the payments set forth in this Section 6.3(a), with said period of participation in any case to run concurrently with any period of COBRA coverage to which Executive may be entitled. Other than as set forth in this Section 6.3 (a), the Company shall have no further obligations to Executive under this Agreement in the event of a termination of Executive's employment by the Company Without Cause or any termination of Executive's employment by Executive for Good Reason.

     (b) "Good Reason" as set forth herein is defined as a reduction in the rate of Executive's base salary, annual incentive target or long-term incentive compensation target compensation, or a required relocation of his personal residence without Executive's consent.

     (c) "Without Cause" or "For Convenience" as set forth herein is defined as a termination of the Executive's employment by the Company for any reason not described or referenced in subsections 6.1 and 6.2.

     (d) In the event of any termination of employment as described in this
Section 6.3, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.


     6.4 VOLUNTARY RESIGNATION BY EXECUTIVE. In the event that Executive's employment is voluntarily terminated by Executive other than pursuant to subsection 6.3 or as a direct result of his death or Permanent Disability (as described in subsection 6.1), the Company shall have no further obligations to Executive under this Agreement other than paying the Executive within 30 days of such termination his: (i) unpaid base salary prorated to the date of termination; (ii) any previous year's earned but not paid Bonus; and (iii) unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of the date of termination. In the event of termination of employment as described in this Section 6.4, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively.


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


     6.5 FAILURE TO EXTEND AGREEMENT.

     (a) Following December 31, 2008, if the Company fails to extend Executive's employment for any reason other than for Cause, in which case Paragraph 6.2 (relating to termination for Cause) shall apply, or if the Company and Executive, after good faith negotiations have not mutually agreed to the essential terms of, and entered into a new employment agreement prior to March 31, 2009, Executive's employment shall terminate on April 1, 2009. Upon the termination of Executive's employment pursuant to this Section, the Company shall pay Executive severance consisting of the sum of: (i) Executive's then current annual Base Compensation; (ii) Executive's then current annual target Bonus; and (iii) Executive's then current Long Term Incentive Compensation target award. The severance shall be paid in 12 equal monthly installments following such termination. The Company shall also pay Executive within 30 days of his termination: (i) any unpaid base salary and current year's target Bonus and long-term incentive compensation award, prorated to the date of termination;
(ii) any previous year's earned but not paid Bonus; and (iii) unpaid cash entitlements earned and accrued pursuant to the terms of the applicable Company plan or program prior to the date of termination. In the event of any termination of or failure to extend employment as described in this Section 6.5, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. In addition, Executive shall continue to participate in such health insurance plans in which he was enrolled at the time his employment ends throughout the term of the payments set forth in this Section 6.5(a), as if he were still employed by the Company, said participation in any case to run concurrently with any period of COBRA coverage to which Executive may be entitled.

     (b) Notwithstanding the foregoing or any other term or provision of this Agreement, if Executive's employment with the Company terminates following Executive's rejection of an offer by the Company to extend the employment period of the Agreement or to enter into a new Agreement on substantially the same terms as prior to termination or expiration, with compensation that is not less than Executive's yearly compensation prior to the termination or in the event Executive voluntarily resigns, then Executive's employment shall be treated as having been terminated in accordance with Section 6.4 (relating to voluntary resignation), and the only payments to which he shall be entitled shall be governed by said Section 6.4.



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     (c) During such period as the Executive shall continue to be employed by the Company between January 1, 2009 and April 1, 2009: (i), Executive shall be paid under the same terms and at the same rate as was in effect on December 31, 2008; and (ii). until April 1, 2009 Executive shall continue to participate, at the active employee rates, in such health benefits plans on the same basis as he was participating as of December 31, 2008.

     6.6 RELEASE. Executive acknowledges that the severance benefits set forth in each portion of Section 6 hereof represent significant additional benefits as compared to those available to the Company's employees in general. As a condition precedent to receiving any payments or other benefits pursuant to
Section 6 of this Agreement, Executive agrees to sign a full and complete release in a form acceptable to the Company releasing the Company, its subsidiaries and affiliates and their directors, officers and employees of any and all claims, both known and unknown as of the date of Executive's termination of employment with the Company. In the absence of Executive's execution and delivery to the Company of such a release in a form satisfactory to the Company, the Company shall have no obligation to Executive to make any payments or provide any other benefits as provided for in said Section 6 of this Agreement.

     7. CONFIDENTIALITY. Executive agrees that while he is employed by the Company, and at all times thereafter, Executive shall not reveal or utilize "confidential information" (as that term is defined in Section 8 of this Agreement) and learned during the course of or as a result of his employment which relates to: (a) the Company and/or any other business or entity in which the Company during the course of the Executive's employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; and (b) the Company's customers, employees, agents, brokers and vendors. The Executive acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of his employment Executive shall return all confidential information and any copies thereof to the Company, whether it exists in written, electronic, computerized or other form.

     8. "CONFIDENTIAL INFORMATION" DEFINED. For purposes of this Agreement "confidential information" includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company and its affiliates or subsidiaries (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business operations, performance and other information of the Company and/or its affiliates or subsidiaries or other entities as described in Section 7 above. Such information may without limitation include information relating to data, finances,


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marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

     9. COMPETITION. Executive hereby agrees that, while he is employed by the Company, and for a period of 12 months following the date of his termination of employment with the Company pursuant to Sections 6.3 or 6.4, and for a period of 6 months following the date of his termination of employment with the Company pursuant to Section 6.5, he will not, directly or indirectly, without the prior written approval of the Board, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time is engaged in the surety industry in the United States and Canada (a "Competitor"); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation; and provided further that such prohibited activity shall be expanded to include any business or other entity that is engaged in the surety industry outside the United States and Canada should, during the term of this Agreement, the Company do "substantial" business outside the United States and Canada. Upon the written request of Executive, the Board will determine in its sole discretion whether a business or other entity constitutes a "Competitor" for purposes of this Section 9 or whether the Company is doing "substantial" business outside the United States and Canada; provided that the Board may require Executive to provide such information as the Board determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the Board may determine.

     10. SOLICITATIOn. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company pursuant to Sections 6.2, 6.3 or 6.4, and for a period of 12 months following the date of his termination of employment with the Company pursuant to Section 6.5, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, nor will he assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof..



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     11. NON-INTERFERENCE. Executive agrees that while he is employed by the
Company, and for a period of 24 months following his termination of employment with the Company pursuant to Sections 6.2, 6.3 or 6.4, and for a period of 12 months following the date of his termination of employment with the Company pursuant to Section 6.5, he will not disturb or attempt to disturb or cause anyone else to disturb any business relationship or agreement between either the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, and any other person or entity.

     12. ASSISTANCE WITH CLAIMS. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 60 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (collectively "Claims") that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the interests of the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. For the period following the 24-month anniversary of the date of Executive's termination of employment with the Company, the Company agrees to provide reasonable compensation to Executive for such assistance. Nothing in this Section 12 is intended or shall be construed to prevent Executive from cooperation fully with any government investigation or review as required by applicable law or regulation.

     13. RETURN OF MATERIALS. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company, for any reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company, including without limitation all such originals and/or copies containing any confidential information, regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to


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the public. Executive acknowledges that all such materials are, and will at all times remain, the exclusive property of the Company.

     14. SCOPE OF COVENANTS.

     (a) The Executive acknowledges that: (a) as a senior executive of the Company he has and will have access to confidential information concerning the entire range of businesses in which the Company was engaged; (b) that the Company's businesses are conducted nation-wide; and (c) that the Company's confidential information, if disclosed or utilized without its authorization would irreparably harm the Company in: (i) obtaining renewals of existing customers; (ii) selling new business; (iii) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and
(iv) other ways arising out of the conduct of the businesses in which the Company is engaged.

     (b) To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (a) the scope of this agreement be nation-wide; (b) its breadth include the entire surety industry, except as otherwise provided in Section 9; and (c) the duration of the restrictions upon the Executive be as indicated therein.

     (c) The Executive acknowledges that the Company's customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the Company. The Executive agrees that neither any of the provisions in this Agreement nor the Company's enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the Company's legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. The Executive agrees that his actual or threatened breach of the covenants set forth in Paragraphs 7 through 13 above would cause the Company irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. The Executive agrees that if bond is required in order for the Company to obtain such relief, if need only be in a nominal amount and that he shall reimburse the Company for all costs of any such suit, including the Company's reasonable attorneys' fees. The Executive consents to the filing of any such suit against him in the state or federal courts located in Illinois or any state in which he resides. He further agrees that in the event of such suit or any other action arising out of or relating to this


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Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois irrespective of rules regarding choice of law or conflicts of laws.

     15. EFFECT OF COVENANTS. Nothing in Sections 7 through 14 is intended or shall be construed to limit or otherwise adversely affect any rights, remedies or options that the Company would possess in the absence of the provisions of such Sections.

     16. REVISION. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

     17. SEVERABILITY. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

     18. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon the parties hereto and their respective heirs, successors (including but not limited to any successor by reason of a merger, acquisition, sale or other business combination involving the Company), personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company's business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

     19. CONTROLLING LAW; JURISDICTION. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to choice of law or conflict of laws principles).



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     20. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this
Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto.

     21. ADDITIONAL DOCUMENTS. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

     22. INCORPORATION. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

     23. FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of this Agreement.

     24. SURVIVAL. Except as otherwise set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive's employment with the Company.

     25. HEADINGS. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

     26. NOTICES. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

     (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

     (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail;

or

     (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

If to the Company:

          CNA Surety Corporation
          CNA Center
          Chicago, IL 60685
          Attn: Corporate Secretary

If to Executive:

          John F. Welch
          [ADDRESS]

or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 26.

     27. GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

     28. ARBITRATION OF ALL DISPUTES. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) except as otherwise indicated hereinbelow, shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 28, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 28 shall not be applicable with respect to any matter or controversy subject to Sections 7 through 14 of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Signing Date.

CNA SURETY CORPORATION

By: --------------------------------

Title: -----------------------------



------------------------------------
John F. Welch


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